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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 11, 2002 Date of report (Date of earliest event reported)	1-9078 Commission File Number

The Alpine Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	22-1620387 (I.R.S. Employer Identification Number)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address of Principal Executive Offices) (Zip Code)

(201) 549-4400
(Registrant's telephone number, including area code)

Item 5. Other Events.

        On December 11, 2002, in accordance with the terms of the Purchase Agreement, dated October 31, 2002 (the "Purchase Agreement"), by and among Superior TeleCom Inc. ("Superior TeleCom"), Superior Telecommunications Inc. ("STI"), Essex International Inc. ("Essex International"), Essex Group, Inc. ("Essex Group" and, together with Superior TeleCom, STI and Essex International, the "Sellers"), The Alpine Group, Inc. ("Alpine") and Alpine Holdco Inc., a newly formed, wholly owned subsidiary of Alpine ("Alpine Holdco"), Alpine, through Alpine Holdco, acquired the following assets and securities from the Sellers: (1) substantially all of the assets, subject to related accounts payable and accrued liabilities (excluding, however any secured debt), of the Sellers' electrical wire business, which will be owned and operated by Essex Electric Inc., a newly formed, wholly owned subsidiary of Alpine Holdco ("Essex Electric"); (2) all of the outstanding shares of capital stock of DNE Systems, Inc., a manufacturer of multiplexers and other communications and electronic products; and (3) all of the outstanding shares of capital stock of Texas SUT Inc. and Superior Cable Holdings (1997) Ltd., which owns approximately 47% of Superior Cables Ltd., the largest Israeli-based producer of wire and cable products (the "Superior Israel Interests"). Such acquisition is hereinafter referred to as the "Transaction." The aggregate purchase price for the Transaction was approximately $85 million in cash plus the issuance of a warrant to Superior TeleCom to purchase 19.9% of the common stock of Essex Electric. A copy of the Purchase Agreement is included herein as Exhibit 2.1.

        Alpine owns approximately 48% of Superior TeleCom. In addition, Superior TeleCom's chief executive officer and chief financial officer serve in a similar capacity for Alpine and five members of its Superior TeleCom's board of directors serve in similar capacities with Alpine. Accordingly, Superior TeleCom formed a special committee comprised solely of the independent members of its board of directors to negotiate, consider and authorize the Transaction.

        The Transaction was financed in large part through borrowings by Alpine Holdco under a Loan and Security Agreement, dated as of December 11, 2002, by and among Alpine Holdco, Essex Electric, DNE Manufacturing and Service Company ("Manufacturing"), DNE Technologies, Inc. ("Technologies") and DNE Systems, Inc. ("Systems" and, together with Alpine Holdco, Essex Electric, Manufacturing and Technologies, the "Companies"), certain financial institutions party thereto as lenders, Congress Financial Corporation (Southern), as documentation agent, and Foothill Capital Corporation, as arranger and administrative agent. Upon consummation of the Transaction approximately $78 million was outstanding under the Loan Agreement. Following consummation of the Transaction, the borrowers under the Loan Agreement are Essex Electric, Manufacturing and Technologies.

        The terms of the Loan Agreement provide for a maximum committed amount of $100 million, with borrowing availability determined by reference to a borrowing base. Interest is payable monthly in cash in arrears and is based on, at Alpine Holdco's option, LIBOR or prime rates plus a variable margin that is subject to periodic adjustment based on a ratio relating to leverage amounts. The Loan Agreement also provides for maintenance of financial covenants and ratios relating to minimum EBITDA, tangible net worth and accounts payable turnover, and restrictions on capital expenditures, payment of cash dividends and incurrence of indebtedness. The borrowers' obligations under the Loan Agreement are guaranteed by Systems and are secured by a lien on all of the Companies' tangible and intangible assets, other than the Superior Israel Interests. The obligations under the Loan Agreement are without recourse to Alpine. The Loan Agreement matures in five years and the Companies may terminate the Loan Agreement at any time upon 45 days' prior written notice and payment of all outstanding borrowings, together with unpaid interest, and a termination fee equal to 0.75% of the maximum committed amount. At any time after the second anniversary of the closing of the Loan Agreement the Companies may, upon 30 days' prior written notice, permanently reduce the maximum commitments without penalty or premium.

        The Purchase Agreement and the Loan Agreement are incorporated by reference into this Item 5 and the foregoing description of such documents and the Transaction is qualified in its entirety by reference to such exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)
Exhibits

Exhibit 2.1	Purchase Agreement, dated October 31, 2002, by and among Superior TeleCom Inc., Superior Telecommunications Inc., Essex International Inc., Essex Group, Inc., The Alpine Group, Inc. and Alpine Holdco Inc.
Exhibit 10.1
Loan and Security Agreement, dated as of December 11, 2002, by and among the lenders identified on the signature pages thereof (together with their respective successors and assigns), Congress Financial Corporation (Southern), as documentation agent, Foothill Capital Corporation, as arranger and administrative agent, Alpine Holdco Inc., DNE Manufacturing and Service Company, DNE Technologies, Inc. and Essex Electric Inc., as borrowers, and DNE Systems, Inc., as a credit party.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2002	THE ALPINE GROUP, INC.
	By:	/s/ DAVID S. ALDRIDGE Name: David S. Aldridge Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase Agreement, dated October 31, 2002, by and among Superior TeleCom Inc., Superior Telecommunications Inc., Essex International Inc., Essex Group, Inc., The Alpine Group, Inc. and Alpine Holdco Inc.
10.1
Loan and Security Agreement, dated as of December 11, 2002, by and among the lenders identified on the signature pages thereof (together with their respective successors and assigns), Congress Financial Corporation (Southern), as documentation agent, Foothill Capital Corporation, as arranger and administrative agent, Alpine Holdco Inc., DNE Manufacturing and Service Company, DNE Technologies, Inc. and Essex Electric Inc., as borrowers, and DNE Systems, Inc., as a credit party.

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURE
EXHIBIT INDEX